Enertopia Corporation Provides October  2024 WT Project Update

Announcing 97% of Lithium into Solution

Kelowna, British Columbia--(Newsfile Corp. - October 2, 2024) - Enertopia Corporation (OTCQB: ENRT) (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following lithium project update.

Earlier this year, the Company initiated our first round of 3rd party metallurgical testing for the WT Lithium Project west of Tonopah, NV at Kappes, Cassiday & Associates ("KC&A") based in Reno, NV. Since commencement of the program, a number of key results have been obtained to support the continued process work which is based on known technology and is similar to other lithium clay projects in the United States.

The Company has received the completed solution testing work from lithium mineralized material it received from the 2023 drill program.

Highlights of the process development and laboratory work completed to-date:

● HCL acid leaching - extraction of 97% lithium is achieved with 4 hours of retention time at 60degreeC.

● HCL acid leaching - extraction of 91% lithium is achieved with 1 hour of retention time at 60degreeC.

● Sulphuric acid leaching - extraction of 91% lithium is achieved with 4 hours of retention time at 60degreeC.

● Sulphuric acid leaching - extraction of 79% lithium is achieved with 1 hour of retention time at 60degreeC.

● Distilled water leaching for baseline test - extraction of 1% lithium is achieved with 24 hours or retention time at 23 degrees C.

NOTE: All of the H2SO4 and HCl tests were run with an initial acid concentration of 92 to 93 g/L.

Key takeaways:

● Solution leaching results show lithium is readily leachable from the hosted claystone rock at our 100% controlled WT lithium project.

● Overall lithium recovery is a function of time in retention, temperature, and type of acid used.

● Measured HCL acid consumed was 12% less than Sulphuric acid.

● Measured lithium into solution increased by 11% using HCL acid vs Sulphuric acid in 1 hour retention tests.

The results from the completed second phase of metallurgical test work are summarized below with comparison to the May 29, 2024 Press Release in bold:

● Feed preparation/beneficiation - Use of (+75 micron) material indicates a reduction in material mass, increase in lithium grade and decrease in net acid-consumption per mg of lithium put into solution. There were no significant changes in lithium concentration from our baseline results above press released on May 29, 2024.

● Further analysis on leaching time and temperature testing for reduced acid consumption. No significant change in lithium recovery based on time and temperature from our baseline results above released on May 29, 2024.

● Three roast tests were completed with subsequent water leach tests of the calcined products. No net benefit was produced using the calcinated products for lithium recovery enhancement compared to the higher recovery numbers released on May 29, 2024.

Summary of second phase test results show that the high level of lithium put into solution from phase one testing indicates a straightforward path to liberating Lithium into solution from the claystone.

"The Enertopia team of consultants looks forward to continuing to move ahead on our developing Lithium and technology assets," stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

The scientific and technical content of this news release has been reviewed and approved by John Nelson, P.Geo., Director of the Company, and a Qualified Person (QP) as defined by National Instrument 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.